CONSENT OF PATKE & ASSOCIATES, LTD.



We hereby consent to the reference in this registration statement of (i) our report dated March 9, 2012 on the financial statements of Bromwell Financial Fund, Limited Partnership as of December 31, 2011 and 2010, and the related statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2011; and (ii) our report dated August 9, 2012 on the financial statements of Bromwell Financial Fund, Limited Partnership as June 30, 2012, and the related statements of operations for the three and six months ended June 30, 2012 and 2011, and the statements of changes in net assets and cash flows for the six months ended June 30, 2012 and 2011; and, (iii) our report dated March 12, 2012 on the financial statements of Belmont Capital Management, Inc. as of December 31, 2011 and 2010, and the related statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 2011.

/s/ Patke & Associates, Ltd.

Patke & Associates, Ltd.

Date: October 4, 2012
Lincolnshire, Illinois

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